Exhibit 10.3

Private and Strictly Confidential

August 4, 2026

CCM Frontier JV Holdco, LLC

Cerberus European Capital Advisors, LLP

5 Savile Row

London W1S 3PB

E-mail: amaczonis@cerberusuk.com

Cerberus Operations and Advisory Company, LLC

875 3rd Avenue

New York, NY 10022

E-mail: OGC@cerberus.com

Ladies and Gentlemen:

This letter agreement, dated as of August 4, 2026 (this “Agreement”), is entered into by and among Eos Energy Enterprises, Inc., a Delaware corporation (“Eos”), CCM Frontier JV Holdco, LLC, a Delaware limited liability company (“CCM Frontier”), and Frontier Power USA Parent, LLC, a Delaware limited liability company (the “Company”).

WHEREAS, Eos, CCM Frontier and HBC MSF Capital Solutions Blocker II LLC (“HBC”) are parties to that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of August 4, 2026 (as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Company LLC Agreement”), by and among the Members set forth on Schedule A thereto and each other Person that is or shall become a Member from time to time pursuant to the provisions thereof;

WHEREAS, Eos and HBC have entered into that certain Exchange Agreement, dated as of August 4, 2026 (as may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Exchange Agreement”), pursuant to which, among other things, Eos has granted the right to HBC to, from time to time, exchange (the “Exchange Right” and each such exchange, an “Exchange”) all, or any part, of the HBC Company Units (as defined below) as designated by HBC for shares (the “Exchange Shares”) of common stock of Eos, in accordance with the terms, and subject to the conditions, set forth in the Exchange Agreement; and

WHEREAS, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties to this Agreement agree as follows:

1.                   Definitions. For purposes of this Agreement:

1.1                “Agreement” has the meaning set forth in the preamble.

1.2                “Call Units” has the meaning set forth in Section 2.

1.3                “CCM Frontier” has the meaning set forth in the preamble.

1.4                “Company” has the meaning set forth in the preamble.

1.5                “Company LLC Agreement” has the meaning set forth in the preamble.

1.6                “Eos” has the meaning set forth in the preamble.

1.7                “Exchange” has the meaning set forth in the preamble.

1.8                “Exchange Agreement” has the meaning set forth in the preamble.

1.9                “Exchange Call Right” has the meaning set forth in Section 2.

1.10             “Exchange Right” has the meaning set forth in the preamble.

1.11             “Exchange Shares” has the meaning set forth in the preamble.

1.12             “Exchange Units” means, with respect to an Exchange, the total number of HBC Company Units actually transferred to Eos in connection with such Exchange pursuant to the terms of the Exchange Agreement (for the avoidance of doubt, excluding any Holder Units the exchange of which is cancelled or voided pursuant to Section 2.3.4 of the Exchange Agreement or otherwise not effected).

1.13             “HBC” has the meaning set forth in the preamble, which shall also include any permitted successors and assigns of HBC under the Exchange Agreement (including any Affiliate (as defined in the Exchange Agreement) of HBC to which the Exchange Right has been transferred in accordance with Section 15.1 of the Exchange Agreement).

1.14             “HBC Company Units” means the Class C Units of the Company held by HBC as of the date hereof (including any share capital into which such Class C Units shall have been changed or any share capital resulting from a reclassification of such Class C Units or such other share capital).

Capitalized terms used but not defined in this Agreement have the respective meanings ascribed to them in the Company LLC Agreement.

2.                   Exchange Call Right.

2.1                In the event that, from time to time, HBC exercises its Exchange Right, then CCM Frontier shall have the right, but not the obligation, to acquire any or all of the Exchange Units transferred by HBC to Eos in the applicable Exchange that remain outstanding and held by Eos after giving effect to the cancellation and reissuance contemplated by Section 2.2, in accordance with this Section 2 (the “Exchange Call Right”). Eos shall promptly, and in any event no later than five (5) Business Days following the consummation of an Exchange, provide written notice to CCM Frontier and the Company of such Exchange, specifying the number of Exchange Units transferred by HBC to Eos in connection therewith (the “Exchange Notice”).

2.2                Upon the consummation of an Exchange, a number of Exchange Units equal to ten percent (10%) of the Exchange Units subject to such Exchange shall automatically be cancelled by the Company, and concurrently with such cancellation the Company shall issue to CCM Frontier a number of Class C Units equal to the number of Exchange Units so cancelled. For the avoidance of doubt such, CCM Frontier shall be deemed to have made a Capital Contribution (as defined in the LLC Agreement) of $1.00 in respect of each Class C Unit received under this Section 2.2.

2.3                If CCM Frontier desires to exercise its Exchange Call Right with respect to an Exchange, then CCM Frontier shall deliver written notice thereof to Eos, no later than ten (10) Business Days following CCM Frontier’s receipt of the Exchange Notice, specifying the number of Exchange Units CCM Frontier desires to acquire (which may be any or all of the Exchange Units remaining outstanding and held by Eos after giving effect to the cancellation and reissuance contemplated by Section 2.2) (the “Call Units”), which notice shall be irrevocable.  Upon receipt of such written notice, Eos shall be required to sell to CCM Frontier, and CCM Frontier shall be required to purchase from Eos, such Call Units for a purchase price in cash equal to $1.00 per Call Unit.  The consummation of such transfer and sale shall take place as soon as reasonably practicable on a date mutually agreeable to CCM Frontier and Eos (but no later than 15 Business Days following the delivery by CCM Frontier to Eos of written notice exercising the Exchange Call Right), and Eos shall transfer the Call Units to CCM Frontier free and clear of all liens, claims and encumbrances (other than restrictions under applicable securities Laws and the Company LLC Agreement), in accordance with the terms of the Company LLC Agreement against payment by CCM Frontier of the aggregate purchase price payable therefor by wire transfer of immediately available funds to an account designated by Eos.

2.4                In the event that, after the date hereof, HBC’s Exchange Right is amended or modified in accordance with Section 15.12 of the Exchange Agreement, then Eos, CCM Frontier and the Company shall negotiate in good faith appropriate amendments to this Agreement to give effect to the economic intent of the parties hereunder.

2.5                During the period from the consummation of an Exchange until the earlier of (x) CCM Frontier’s exercise of its Exchange Call Right with respect to such Exchange and (y) the expiration of the applicable exercise period set forth in Section 2.3, Eos shall not sell, transfer, assign, pledge, hypothecate, encumber, or otherwise dispose of any Exchange Units received by Eos in connection with such Exchange (other than pursuant to Section 2.2), and shall hold such Exchange Units solely for the purpose of satisfying its obligations under this Section 2. The purchase price set forth in Section 2.3 and the other terms of the Exchange Call Right shall be subject to equitable adjustment in the event of any unit split, unit dividend, distribution, recapitalization, consolidation, merger, reclassification, or other similar event affecting the HBC Company Units (in the same manner as the Unit Value is adjusted under Section 1.1 of the Exchange Agreement), to give effect to the economic intent of the parties hereunder.

3.                   Indemnification by Eos .

3.1                Eos shall indemnify, defend and hold harmless CCM Frontier Member, the Company and its subsidiaries, and their respective managers, officers, employees, agents and representatives (collectively, the “Frontier Indemnified Parties”) from and against any and all losses, damages, liabilities, claims, actions, judgments, settlements, costs and expenses (including reasonable attorneys’ fees and disbursements) (collectively, “Losses”) incurred by any Frontier Indemnified Party arising out of or resulting from (i) any breach by Eos of any representation, warranty, covenant or obligation of Eos under the Exchange Agreement, (ii) any failure by Eos to timely issue Exchange Shares or to comply with its obligations under the Exchange Documents, (iii) any third-party claims (including claims by stockholders of Eos) arising from or relating to the issuance of Exchange Shares, (iv) any tax liabilities (or a portion thereof) imposed on the Company or any of its subsidiaries as a result of or in connection with any Exchange, solely to the extent attributable to actions or omissions of Eos, and (v) any securities law violations by Eos in connection with any Exchange or the issuance of Exchange Shares.

3.2                The parties to the Exchange Agreement acknowledge and agree that CCM Frontier Member is an intended third-party beneficiary of this Section 3 and shall have the right to enforce the obligations of Eos set forth in this Section 3 as if it were a party thereto.

4.                   Miscellaneous.

4.1                Sections 14.04, 14.05, 14.07, 14.08, 14.09, 14.12, 14.13, 14.14, 14.17 and 14.18 of the Company LLC Agreement are incorporated by reference herein as if set forth herein mutatis mutandis.

4.2                Termination.  This Agreement shall terminate immediately upon the later of (a) termination of the Exchange Agreement in accordance with its terms and (b) the date that is fifteen (15) Business Days following the consummation of the final Exchange under the Exchange Agreement; provided, that any Exchange Call Right that has been exercised but not yet consummated as of the date of termination shall survive until the consummation thereof. Notwithstanding any termination of this Agreement, Sections 1, 4.3, 4.4, 4.5, 4.6, 4.7 and 4.8 shall survive any such termination.

4.3                Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of Eos, CCM Frontier and the Company, and any such amendment, waiver or other modification to this Agreement shall be in writing and duly executed by each of the parties.  No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

4.4                Entire Agreement. This Agreement, together with the Company LLC Agreement and the Exchange Agreement, constitutes the entire agreement among the parties hereto and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

4.5                Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

4.6                Non-Recourse. This Agreement may only be enforced against, and any claim, action, suit, or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution, or performance of this Agreement, may only be brought against the Persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present, or future director, officer, employee, incorporator, manager, member, general or limited partner, shareholder, equity holder, controlling person, Affiliate, portfolio company, agent, attorney, or other representative of any party hereto or thereto or any of their successors or permitted assigns or any direct or indirect director, officer, employee, incorporator, manager, member, general or limited partner, shareholder, equity holder, controlling person, Affiliate, portfolio company, agent, attorney, representative, successor, or permitted assign of any of the foregoing that is not party to this Agreement (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim or action based on, in respect of, or by reason of the transactions contemplated hereby or in respect of any written or oral representations made or alleged to be made in connection herewith (whether in tort, contract, or otherwise). Notwithstanding anything to the contrary, nothing in this Section 4.6 shall derogate from any rights or obligations under any other agreement to which an applicable person is party.

4.7                Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor.  Accordingly, each party shall be entitled to an injunction or injunctions, specific performance, or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without proof of damages or the posting of any bond or other security, this being in addition to any other remedy to which such party is entitled at law or in equity.  Each party further agrees not to assert that a remedy of specific performance is unenforceable, invalid, contrary to law, or inequitable for any reason

4.8                Tax Treatment. The parties intend that, for U.S. federal and applicable state and local income tax purposes, each cancellation of Exchange Units by the Company and concurrent issuance of Class C Units to CCM Frontier pursuant to Section 2.2 be treated as a contingent adjustment to the sharing ratios of the Company (the “Intended Tax Treatment”). In connection with and immediately prior to each such cancellation and issuance, the Company shall revalue its property and adjust the Members’ capital accounts in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) so that unrealized appreciation and loss arising before such transaction is allocated among the Members in accordance with their liquidation values after the cancellation and conurrent issuance of Class C Units. Each party shall file all tax returns and reports, and otherwise act, consistently with the Intended Tax Treatment and shall promptly notify the other parties of any challenge thereto by a taxing authority. No party shall take any position inconsistent with the Intended Tax Treatment in any tax return, refund claim, audit, examination, or administrative or judicial proceeding without the prior written consent of the other party except to the extent required by a final determination within the meaning of Section 1313(a) of the Code. The parties intend that this Agreement is part of the Company LLC Agreement for U.S. federal income tax purposes.

[Signature pages follow]

Sincerely,

EOS ENERGY ENTERPRISES INC.

By:	/s/ Joe Mastrangelo
	Name:	Joe Mastrangelo
	Title:	Chief Executive Officer

[Signature Page to Letter Agreement]

Agreed to and accepted:

CCM FRONTIER JV HOLDCO, LLC

By:	/s/ Jake Hansen
	Name:	Jake Hansen
	Title:	President

Agreed to and accepted:

FRONTIER POWER USA PARENT, LLC

By:	/s/ Jake Hansen
	Name:	Jake Hansen
	Title:	President